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EXHIBIT 4.1

AMERICAN SCIENCE AND ENGINEERING, INC.

2003 STOCK PLAN
FOR NON-EMPLOYEE DIRECTORS

        1.    Purpose.    The purposes of this 2003 Stock Plan for Non-Employee Directors are to (i) attract and retain the services of experienced and knowledgeable non-employee directors of the Corporation for the benefit of the Corporation and its stockholders, (ii) to provide additional incentives for such non-employee directors to continue to work for the best interests of the Corporation and its stockholders through continuing ownership of its common stock, and (iii) associate more closely the interests of such non-employee Directors with those of the Corporation's stockholders.

        2.    Definitions.    As used herein, each of the following terms has the indicated meaning:

        "Corporation" means American Science and Engineering, Inc.

        "Fair Market Value" means the closing sale price quoted on the

        American Stock Exchange or such other national securities exchange or the Nasdaq Stock Market ("NASDAQ") on which the Shares may be traded on the date of the grant of such Shares or on the date of grant of the Option to which such Shares relate, as the case may be. If the Shares are not then so traded, the Fair Market Value shall be determined by the Board of Directors of the Corporation in its sole and reasonable discretion.

        "New Non-Employee Director Period" means the period from January 11 until August 31 of the same year, or if sooner, until the next Annual Meeting or Special Meeting in Lieu of Annual Meeting of Shareholders of the Corporation held during such year.

        "Option" means the contractual right to purchase Shares upon the specific terms set forth in this Plan.

        "Option Exercise Period" means the period commencing one (1) year after the date of grant of an Option pursuant to this Plan and ending ten years from the date of grant.

        "Plan" means this American Science and Engineering, Inc. 2003 Stock Plan for Non-Employee Directors.

        "Prorated Amount" means a fraction equal to the number of full months between the date on which the Non-Employee Director first becomes a Non-Employee Director and August 31 divided by twelve (12) (the "Prorated Amount").

        "Shares" means the Common Stock, $.66 2/3 par value, of the Corporation.

        "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Corporation if, at the time of grant of the award hereunder, each of the corporations other than the last in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        "Termination Date" means the date on which a Non-Employee Director ceases to be a Non-Employee Director for any reason whatsoever, including by reason of death, permanent disability or retirement.

        3.    Stock Subject to the Plan.    The aggregate number of Shares that may be issued and sold under the Plan shall be             00,000. The Shares to be granted under this Plan, either directly or upon exercise of Options granted under this Plan, shall be made available, at the discretion of the Board of Directors, from (i) treasury Shares and Shares reacquired by the Corporation for such purposes, including Shares purchased in the open market, (ii) authorized but unissued Shares, and (iii) Shares previously reserved for issuance upon exercise of Options which have expired or been terminated. Shares reacquired by the Company as a result of forfeiture pursuant to the terms of this Plan and any Shares subject to an Option granted under this Plan which shall expire or terminate for any reason without having been exercised in full, shall become available for issuance under the Plan, either directly or upon exercise of additional Options, so long as the Plan shall remain in effect.

        4.    Administration of the Plan.    The Plan shall be administered by the Board of Directors of the Corporation (the "Board"). The Board shall, subject to the provisions of the Plan, grant Shares and Options under the Plan and shall have the power to construe the Plan, to determine all questions as to eligibility, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.

        5.    Eligibility.    Shares and Options shall be granted only to directors of the Corporation or of a Subsidiary who are not otherwise employees of the Corporation or any Subsidiary (each a "Non-Employee Director").

        6.    Grant of Options.

          (a)   Each Non-Employee Director other than the Chairman of the Board, who first becomes a Non-Employee Director during the period commencing on the day after the Company's most recent Annual Meeting of Shareholders or Special Meeting in Lieu of Annual Meeting of Shareholders and ending on August 31, whether by election by the stockholders or appointment by the Board of Directors, shall be granted an option to purchase the Prorated Amount of 7,000 Shares on the date of his or her initial appointment or election.

          (b)   Each year, on the date of the Company's Annual Meeting of Shareholders or Special Meeting in Lieu of Annual Meeting of Shareholders, each Non-Employee Director as of the close of business on such date, other than the Chairman of the Board, shall be granted an Option to purchase 7,000 Shares.

          (c)   Each year, on the date of the Company's Annual Meeting of Shareholders or Special Meeting in Lieu of Annual Meeting of Shareholders, the Chairman of the Board, if such person is a Non-Employee Director as of the close of business on such date, shall be granted an Option to acquire 7,500 Shares; provided, however, the person who serves as Chairman of the Board on the date of adoption of this Plan by the Board of Directors shall not receive Options hereunder and in lieu thereof, shall continue to receive deferred compensation in accordance with the deferred compensation arrangement in effect on such date. If the Chairman of the Board is a Non-Employee Director, and he or she is initially elected or appointed during the period commencing on the day after the Company's most recent Annual Meeting of Shareholders or Special Meeting in Lieu of Annual Meeting of Shareholders and ending on August 31, the Chairman of the Board shall be granted Options to purchase the Pro-Rata Amount of 7,500 Shares on the date of his or her initial appointment or election.

        7.    Grant of Shares.

          (a)   Each Non-Employee Director other than the Chairman of the Board, who first becomes a Non-Employee Director during the New Non-Employee Director Period, whether by election by the stockholders or appointment by the Board of Directors, shall be granted the Prorated Amount of 2,000 Shares on the date of his or her initial appointment or election.

          (b)   On January 10 of each year, each then Non-Employee Director, other than the Chairman of the Board, shall be granted 2,000 Shares.

          (c)   On January 10 of each year, the Chairman of the Board, if such person is a Non-Employee Director, shall be granted 3,000 Shares. If the Chairman of the Board is a Non-Employee Director, and he or she is initially elected or appointed during the New Non-Employee Director Period, the Chairman of the Board shall be granted the Pro rata Amount of 3,000 Shares on the date of his or her initial appointment or election.

        8.    Terms of Shares, Options and Limitations Thereon.

          (a)    Shares.    Shares not subject to Options shall be granted under this Plan pursuant to Section 7 without the requirement of any payment from the Non-Employee Director and shall be deemed to have a value equal to their Fair Market Value and, upon issuance in accordance with this Plan, shall be fully paid and non-assessable. Shares not subject to Options shall be forfeited if the Non-Employee Director ceases to be a Non-Employee Director for cause as defined in paragraph (d), below prior to one (1) year after the date of grant. If the Non-Employee Director ceases to be a Non-Employee Director without cause prior to one (1) year after the date of grant, the Non-Employee Director shall forfeit only that fraction of the Shares not subject to Options equal to the number of full months after the Termination Date which remain in the twelve (12)-month period following the date of grant divided by twelve (12). If the Non-Employee Director ceases to be a Non-Employee Director by reason of death, permanent disability or retirement prior to one (1) year after the date of grant, no Shares shall be subject to forfeiture. Certificates issued in respect of Shares granted directly to Non-Employee Directors under this Plan and not pursuant to the exercise of an Option under the Plan shall be registered in the name of the recipient, but shall bear the following legend prior to the expiration of one (1) year after the date of grant:

            "The transferability of this Certificate and the shares of common stock represented hereby is restricted and the shares are subject to the further terms and conditions contained in the 2003 Stock Plan for Non-Employee Directors of American Science and Engineering, Inc. (the "Company"). Copies of said Plan are on file at the Company's offices in Billerica, Massachusetts."

        In order to enforce the restrictions, terms and conditions on such Shares, the Board of Directors may require each recipient thereof, immediately upon receipt of a certificate or certificates representing such Shares, to deposit such certificates together with stock powers and other instructions of transfer as the Board of Directors may require, appropriately endorsed in blank, with the Corporation as escrow agent under an escrow agreement in such form as shall be determined by the Board. Shares not subject to Options may be subject to an agreement between the Corporation and the holder upon such terms and conditions not inconsistent with this Plan as the Board of Directors may determine.

          (b)    Option Agreement.    Each Option granted under this Plan shall be evidenced by an Option agreement between the Corporation and the Option holder and shall be upon such terms and conditions not inconsistent with this Plan as the Board of Directors may determine.

          (c)    Price.    The price at which any Shares may be purchased pursuant to the exercise of an Option shall be the Fair Market Value of the Shares on the date of the grant of the Option, but in no event shall the price be less than the par value of the Shares.

          (d)    Exercise of Option.    Subject to Section 4 of this Plan, each Option granted under this Plan may be exercised in full at one time or in part from time to time only during the Option Exercise Period by the giving of written notice, signed by the person or persons exercising the Option, to the Corporation stating the numbers of Shares with respect to which the Option is being exercised, accompanied by full payment for such Shares pursuant to Section 7(a) hereof; provided however, (i) if a person to whom an Option has been granted ceases to be a Non-Employee Director during the Option Exercise Period by reason of retirement, death or any reason other than termination for cause, such Option shall be exercisable by him or her or by the executors, administrators, legatees or distributees of his or her estate until the earlier of (A) the end of the Option Exercise Period or (B) 36 months following the Termination Date; and (ii) if a person to whom an Option has been granted ceases to be a Non-Employee Director of the Corporation by reason of termination for cause, such Option shall terminate 90 days following the Termination Date. Termination for cause shall be defined as termination on account of any act of (i) fraud or intentional misrepresentation, (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Corporation or any Subsidiary, or (iii) breach of fiduciary duty. Such Option shall terminate immediately and shall never be exercisable if the person to whom the Option has been granted ceases to be a Non-Employee Director by reason of termination for cause prior to the commencement of the Option Exercise Period. If the person to whom the Option has been granted ceases to be a Non-Employee Director by reason of retirement, death or any other reason other than termination for cause prior to the commencement of the Option Exercise Period, at the commencement of the Option Exercise Period, the Option shall be exercisable for that percentage of the total number of Shares subject to the Option equal to the percentage of the year since the date of grant of the Option which has elapsed until the Termination Date. The percentage of the year which has elapsed shall be determined by dividing the number of full months which have elapsed since the date of grant of the Option until the Termination Date by twelve (12).

          (e)    Non-Assignability.    No Option or right or interest in an Option shall be assignable or transferable by the holder except by will or the laws of descent and distribution and during the lifetime of the holder shall be exercisable only by him or her.

        9.    Change of Control Provisions.

          (a)   Notwithstanding any other provision of this Plan to the contrary, in the event of a Change of Control, any Shares not subject to Options which are forfeitable as of the day prior to the date such Change of Control is determined to have occurred shall no longer be forfeitable, and any Options outstanding as of the day prior to the date such Change of Control is determined to have occurred and not then exercisable shall become fully exercisable to the full extent of the original grant.

          (b)   A "Change in Control" shall mean:

            (i)    there shall have been consummated (a) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving entity pursuant to which the Shares are converted into cash, securities or other property, other than a merger of the Corporation in which the ownership by the Corporation's stockholders of the securities in the surviving entity is in the same proportion as the ownership by the Corporation's stockholders of the stock in the Corporation immediately prior to the merger or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation; or (ii) the stockholders of the Corporation have approved any plan or proposal for the liquidation or dissolution of the Corporation; or(iii) any person (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) has become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of the Corporation's outstanding Shares; or(iv) that during any period of two consecutive years, individuals who, at the beginning of such period, constitute the entire Board of Directors of the Corporation shall cease, for any reason, to constitute a majority thereof, unless the election, or the nomination for election by the Corporation's stockholders, of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period.

        10.    Payment.

          (a)   The purchase price of Shares upon exercise of an Option shall be paid by the Option holder in full upon exercise and may be paid (i) in cash,(ii) by delivery of Shares valued at Fair Market Value on the date of exercise, including, to the extent permitted under Rule 16b-3 or any successor Rule under the Exchange Act exempting certain transactions from the short swing trading provisions of Section 16 of the Exchange Act, by way of so-called "cashless exercise" and the netting of the number of Shares issuable upon exercise against that number of Shares subject to the Option having an aggregate Fair Market Value equal to the aggregate exercise price, or (iii) any combination of cash and Shares, as the Board of Directors may determine.

          (b)   No Shares shall be granted under this Plan or issued or transferred upon exercise of any Option under this Plan unless and until all legal requirements applicable to the issuance or transfer of such Shares and such other requirements as are consistent with the Plan have been complied with to the satisfaction of the Board of Directors, including without limitation those described in Section 10 hereof.

        11.    Stock Adjustments.

          (a)   If the Corporation is a party to any merger or consolidation, any purchase or acquisition of property or stock, or any separation, reorganization or liquidation, the Board of Directors (or, if the Corporation is not the surviving corporation, the board of directors of the surviving corporation) shall have the power to make arrangements, which shall be binding upon the holders of unexpired Options, for the substitution of new options for, or the assumption by another corporation of, any unexpired Options then outstanding hereunder.

          (b)   If by reason of recapitalization, reclassification, stock split-up, combination of shares, separation (including a spin-off) or dividend on the stock payable in Shares, the outstanding Shares of the Corporation are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation, the Board of Directors shall conclusively determine the appropriate adjustment in the exercise prices of outstanding Options and in the number and kind of shares as to which outstanding Options shall be exercisable, in such manner as to result in the Options being exercisable for that number and kind of shares at the same aggregate exercise price as the Option holders would have received had they exercised their Options and had they been treated as stockholders with respect to all Shares subject to Options immediately prior to such recapitalization, reclassification, stock split-up, combination of shares, separation or dividend.

          (c)   In the event of a transaction of the type described in paragraphs (a) and (b) above, the total number of Shares which may be granted under this Plan, either directly or on which Options may be granted, shall be appropriately adjusted by the Board of Directors.

        12.    No Rights Other Than Those Expressly Created.    Neither this Plan nor any action taken hereunder shall be construed as (i) giving any Option holder or stockholder any right to continue to be affiliated with the Corporation, (ii) giving any Option holder any equity or interest of any kind in any assets of the Corporation, or (iii) creating a trust of any kind or a fiduciary relationship of any kind between the Corporation and any such person. No Option holder shall have any of the rights of a stockholder with respect to Shares covered by an Option until such time as the Option has been exercised and Shares have been issued to such person.

        13.    Miscellaneous.

          (a)    Withholding of Taxes.    Pursuant to applicable federal, state, local or foreign laws, the Corporation may be required to collect income or other taxes upon the grant of Shares or grant of an Option to, or exercise of an Option by, a holder. The Corporation may require, as a condition to the grant of Shares or exercise of an Option, that the recipient pay the Corporation, at such time as the Board of Directors determines, the amount of any taxes which the Board of Directors may determine is required to be withheld.

          (b)    Securities Law Compliance.    Upon grant of Shares or exercise of an Option, the holder shall be required to make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation to issue or transfer the Shares in compliance with the provisions of applicable federal or state securities laws. The Corporation, in its discretion, may postpone the issuance and delivery of Shares hereunder until completion of such registration or other qualification of such Shares under any federal or state laws, or stock exchange listing, as the Corporation may consider appropriate. The Corporation is not obligated to register or qualify the Shares under federal or state securities laws and may refuse to issue such Shares if neither registration nor exemption therefrom is practical. The Board of Directors may require that prior to the issuance or transfer of any Shares hereunder, the recipient enter into a written agreement to comply with any restrictions on subsequent disposition that the Board of Directors or the Corporation deems necessary or advisable under any applicable federal and state securities laws. Certificates representing the Shares issued hereunder may be legended to reflect such restrictions.

          (c)    Indemnity.    The Board of Directors shall not be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to the Plan, and the Corporation hereby agrees to indemnify the members of the Board of Directors, in respect of any claim, loss, damage, or expense (including counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

          (d)    Options Not Deemed Incentive Stock Options.    Options granted under the Plan shall not be deemed incentive stock options as that term is defined in Section 422A of the Internal Revenue Code of 1986, as amended.

        14.    Effective Date; Amendment; Termination.

          (a)   The effective date of this Plan shall be the date of the approval of stockholders of the Corporation holding at least a majority of the voting stock of the Corporation present or represented and entitled to vote at a meeting of the stockholders.

          (b)   The Board of Directors may at any time, and from time to time, amend, suspend or terminate this Plan in whole or in part, provided, however, that so long as there is a requirement under Rule 16b-3 or any successor Rule under the Exchange Act for stockholder approval of the Plan and certain amendments thereto, any such amendment which (i) materially increases the benefits accruing to participants in the Plan, (ii) materially increases the number of Shares which may be granted or be subject to Options granted under the Plan, or (iii) materially modifies the requirements for eligibility to participate in the Plan, shall be subject to stockholder approval; and provided further, that, the provisions of this Plan relating to the amount and price of securities to be awarded and the timing of such awards may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act, or the rules thereunder. However, except as provided herein, no amendment, suspension or termination of this Plan may affect the rights of any person to whom Shares or an Option have been granted without such person's consent.

          (c)   This Plan shall terminated five years from its effective date, and no Shares or Options shall be granted under this Plan thereafter, but such termination shall not affect the validity of Options granted prior to the date of termination.

Date of Board of Directors Adoption: July 14, 2003

Date of Stockholder Approval: September 25, 2003

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2003 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS